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                         FORM OF STOCK LETTER AGREEMENT

March __, 2009



Dear Mr. ______:

In consideration for services rendered in connection with that Settlement Agreement, Modavox hereby agrees to issue to _____ a total of ___ shares (the "MODAVOX SHARES") of Modavox's Common Stock, par value $0.0001 per --------------- share, at a per share price of $1.50 and in full payment and satisfaction of $____ owed by Modavox to _____.

Furthermore, ______ hereby irrevocably waives and releases any claims or other causes of action, and agrees not to take any legal or other action against Modavox or any of its affiliates, officers, or representatives, in either case in connection with the $______ referenced above or any repayment obligations of Modavox with respect to such amount.

_______ hereby represents and warrants that (a) he has the requisite power and authority to enter into this letter agreement and to consummate the transactions contemplated hereby and otherwise to carry out his obligations hereunder; (b) no consent, approval or agreement of any individual or entity is required to be obtained by _______ in connection with the execution and performance by _______ of this letter agreement or the execution and performance of any agreements, instruments or other obligations entered into in connection with this letter agreement; (c) he is a United States person (as defined by Section 7701(a)(30) of the Code; (d) he acknowledges that he may be subject to federal and state tax consequences arising from the issuance of the Modavox Shares and that he has had an opportunity to consult his tax advisers regarding the income tax and other tax consequences that he may be required to bear arising from the purchase, holding, redemption, sale, or transfer of the Modavox Shares; and (e) he understands that Modavox shall be required to report the issuance of the Modavox Shares on IRS Form 1099-MISC as non-employee compensation for 2009.

This letter agreement sets forth the entire understanding of the parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings among or between any of the parties relating to the subject matter hereof. Any term or provision of this letter agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. This letter agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

                                     * * * *

If your understanding is the same as ours, please confirm our agreement by returning a countersigned and dated copy of this letter to me at your earliest convenience. If you would like to discuss this further, please do not hesitate to call me at (480) 553-5795.

                                       Sincerely,

                                       MODAVOX, INC.


                                       By:
                                           -------------------------------------
                                           David J. Ide
                                           Chief Executive Officer and President

AGREED AND ACCEPTED:

By:
   --------------------------------------------------
     Name:
     Title: